UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2018

Sphere 3D Corp.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

240 Matheson Blvd. East,
Mississauga, Ontario	L4Z 1X1

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.04      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 1, 2018, Overland Storage, Inc. a wholly-owned subsidiary of the Company (“Overland”), together with Tandberg Data GmbH, as co-borrowers under that certain Credit Agreement dated as of April 6, 2016 (as amended from time to time, the “Credit Agreement”), with CB CA SPV, LLC (“Colbeck”), as lender, failed to make a required payment of interest due on such date. Such failure constituted an Event of Default (as defined under the Credit Agreement) as of August 6, 2018 under the Credit Agreement, after expiration of a five day cure period. On August 7, 2018, Overland received a notice from Colbeck stating that, as a result of such failure, that all amounts under the Credit Agreement are immediately due and payable. The foregoing also constitutes an Event of Default, as defined in and pursuant to that certain 8% Senior Secured Convertible Debenture in favor of FBC Holdings, S.à r.l (“FBC” and together with Colbeck, the “Lenders”). The Company, Overland and their subsidiaries are in continuing discussions for a potential resolution with the Lenders. Despite these efforts, there can be no assurance that the Lenders will ultimately agree to any such resolution.

Item 8.01.      Other Events.

On August 13, 2018, the Company issued a press release announcing the events of default. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release issued August 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 13, 2018

SPHERE 3D CORP.

By: /s/ Kurt L. Kalbfleisch
       Kurt L. Kalbfleisch
       Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release issued August 13, 2018.